UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 22, 2007

GOOGLE INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50726	77-0493581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Amphitheatre Parkway

Mountain View, CA 94043

(Address of principal executive offices, including zip code)

(650) 253-0000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Executive Bonus Plan

On March 22, 2007, the Board of Directors of Google Inc. (the “Board”) approved an Executive Bonus Plan (the “Plan”), effective as of January 1, 2007, subject to stockholder approval at Google’s 2007 Annual Meeting of Stockholders. The Plan is a variable cash incentive program designed to motivate participants to perform to the best of their abilities and achieve Google’s financial and other performance objectives. In addition, the Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under section 162(m) of the Internal Revenue Code of 1986, as amended.

The Leadership Development and Compensation Committee of the Board (the “Committee”) selects the employees of Google who will be eligible to earn awards under the Plan. The actual number of employees who will be eligible to receive an award during any particular year cannot be determined in advance because the Committee has discretion to select the participants.

Under the Plan, participants will be eligible to receive an award only if and to the extent performance goals predetermined by the Committee are achieved. At the beginning of each performance period, which generally will last from one to three fiscal years, the Committee will assign each participant a maximum award and performance goal or goals that must be achieved before bonus amounts will actually be paid to the participant. The participant’s maximum award typically will be expressed as a multiple of his or her base salary earned during the applicable performance period.

The performance goals will require the achievement of objectives for one or more of (a) cash position, (b) controllable profits, (c) customer satisfaction MBOs, (d) earnings per chare, (e) EBITDA, (f) free cash flow, (g) net income, (h) new orders, (i) operating cash flow, (j) operating income, (k) return on assets, (l) return on equity, (m) return on sales, (n) revenue, and (o) total shareholder return. Each of these measures is defined in the Plan. Performance goals may differ from participant to participant, from performance period to performance period and from award to award.

The Committee administers the Plan. Members of the Committee must qualify as “outside directors” under Section 162(m). Subject to the terms of the Plan, the Committee has all discretion and authority necessary or appropriate to control and manage the operation and administration of the Plan. In no event may any participant’s award for any performance period exceed $6 million. The Committee or the Board generally may amend or terminate the Plan at any time and for any reason.

Fiscal Year 2007 Executive Bonus Awards

For fiscal year 2007, the Committee determined that all of Google’s executive officers, other than Eric Schmidt, Larry Page and Sergey Brin, would be participants in the Plan. The Committee set the maximum amount payable to any one executive in the fiscal year 2007 at $4.5 million. The actual bonus paid to individual executives will be based on a formula tied to Google’s non-GAAP operating income. The Committee retains discretion to reduce or eliminate (but not increase) the bonus that would otherwise be payable.

The foregoing description is qualified in its entirety by reference to the Plan, a copy of which is attached hereto as Exhibit 10.23 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.23	Google Inc. Executive Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOGLE INC.

Date: March 28, 2007	/s/ Eric Schmidt
Eric Schmidt Chairman of the Executive Committee and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.23	Google Inc. Executive Bonus Plan